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                                                                    EXHIBIT 11.1

              CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

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
                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
Shares of common stock, beginning.......................      990,000     1,053,112     1,097,591
                                                          ===========   ===========   ===========
Shares of common stock, ending..........................    1,053,112     1,097,591     1,121,633
                                                          ===========   ===========   ===========
Computation of weighted average number of basic and
  diluted shares:
  Common shares outstanding at the beginning of the
     year...............................................      990,000     1,053,112     1,097,591
  Weighted average number of net shares issued..........        9,510        23,875       133,676
                                                          -----------   -----------   -----------
          WEIGHTED AVERAGE SHARES OUTSTANDING (BASIC)...      999,510     1,076,987     1,111,267
  Weighted average of potential dilutive shares for:
     Stock options granted, computed using the treasury
       stock method.....................................           --            --            --
     Convertible preferred stock, computed using the "if
       converted" method................................           --            --            --
                                                          -----------   -----------   -----------
          WEIGHTED AVERAGE NUMBER OF SHARES (DILUTED)...      999,510     1,076,987     1,111,267
                                                          ===========   ===========
  Weighted average of additional shares deemed
     outstanding from the conversion of preferred
     stock..............................................                                5,170,015
                                                                                      -----------
          TOTAL PRO FORMA AVERAGE SHARES OUTSTANDING....                                6,281,282
                                                                                      ===========
Net loss................................................  $(1,234,159)  $(2,777,052)  $(5,250,634)
                                                          ===========   ===========   ===========
Basic and diluted loss per share........................  $     (1.23)  $     (2.58)  $     (4.72)
                                                          ===========   ===========   ===========
Pro forma basic and diluted loss per share..............                              $     (0.84)
                                                                                      ===========
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